Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
100 S. Charles Street Suite 1200 Baltimore, Maryland 21201 T 443.392.9400 F 443.392.9499 nelsonmullins.com

May 14, 2019

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
1520 E. Grand Avenue
El Segundo, California 90245

Re:	Post-Effective Amendment No. 2 to Registration Statement on Form S-11
Registration No. 333-217223

Ladies and Gentlemen:

We serve as Maryland counsel to Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), of the sale and issuance by the Company of up to $2.2 billion worth of shares (the “Shares”) of common stock, $0.001 par value per share, consisting of Class T common stock, Class S common stock, Class D common stock, and Class I common stock offered in the primary offering and Class T common stock, Class S common stock, Class D common stock, Class I common stock, Class A common stock, Class AA common stock, Class AAA common stock, and Class E common stock offered pursuant to the Company’s distribution reinvestment plan (the “DRP”) (all such classes of common stock collectively, “Common Stock”). The Shares are registered under the Company’s Registration Statement on Form S-11, as amended to date (Registration No. 333-217223) or are being registered via an amendment to such Form S-11 (collectively, the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof. The Company has reserved the right to reallocate shares of Common Stock being offered among the classes of Common Stock and between the Company’s primary offering and the DRP. This opinion letter (this “Opinion Letter”) is being provided at the Company’s request in connection with the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.
the Registration Statement and the related form of prospectus included therein (including, without limitation, the form of Subscription Agreement attached thereto as Appendix A and the DRP attached thereto as Appendix C) in the form in which it was transmitted to the Commission pursuant to the requirements of the 1933 Act;

2.
the First Articles of Amendment and Restatement of the Company, as supplemented by the Articles Supplementary dated April 25, 2016, the Articles of Amendment dated September 20, 2017, the Articles Supplementary dated September 20, 2017, the Articles Supplementary dated April 15, 2019, the Articles Supplementary dated April 29, 2019, and the Articles of Merger dated April 30, 2019

CALIFORNIA | COLORADO | DISTRICT OF COLUMBIA | FLORIDA | GEORGIA | MARYLAND | MASSACHUSETTS | NEW YORK
NORTH CAROLINA | SOUTH CAROLINA | TENNESSEE | WEST VIRGINIA

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
May 14, 2019

(together, the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.	the bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.	a certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.
resolutions adopted by the Board of Directors of the Company relating to the registration, sale and issuance of the Shares and the adoption of the DRP (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6.	the DRP; and

7.
such other documents and matters, certified or otherwise identified to our satisfaction, as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated in this Opinion Letter.

In expressing the opinions set forth below, we have assumed, with your consent, the following:

A.
We have assumed the completeness and authenticity of all documents submitted to us as originals, the completeness and conformity to the originals of all documents submitted to us as copies thereof, the genuineness of all signatures, the legal capacity and mental competence of natural persons, and that all information contained in all documents reviewed by us is true, correct and complete.

B.
As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

C.	The Shares will not be issued or transferred in violation of any restriction or limitation on transfer and ownership of shares of stock of the Company contained in the Charter.
Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated in this Opinion Letter, it is our opinion that the Shares have been duly authorized and, upon issuance and delivery of the Shares against payment therefor in the manner contemplated by the Resolutions, the Charter, the DRP and the Registration Statement, and in accordance with applicable Blue Sky laws, will be validly issued, fully paid and nonassessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth in this Opinion Letter are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion in this Opinion Letter concerning the laws of any other jurisdiction. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland.

The opinions expressed in this Opinion Letter are limited to the matters specifically set forth in this Opinion Letter, and no other opinion shall be inferred beyond the matters expressly stated. This Opinion Letter is rendered as of the date hereof, and we assume no obligations to advise you of changes in law or fact (or the effect thereof on the opinions expressed in this Opinion Letter) that hereafter may come to our attention.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
May 14, 2019

We hereby consent to the filing of this Opinion Letter as Exhibit 5.1 to the Registration Statement and to the use of the name of our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP